EXHIBIT 10.5

March 19, 2009

Attention:	Board of Directors
Terra Energy & Resource Technologies, Inc.

Gentlemen:

This letter is intended to inform you that I elect to forfeit all 5 million stock options which I was granted by the Company or otherwise entitled to under my Employment Agreement, dated as of July 21, 2008, subject to and to be effective upon the closing of my investment in the Company pursuant to the Securities Purchase Agreement, dated as of March 19, 2009. Please acknowledge your acceptance of this letter, and the terms herein, by signing below. This letter will also serve as a modification of the Employment Agreement with respect to the stock options upon the effective date and your acceptance.

Sincerely yours,

/s/ Alexandre Agaian
Dr. Alexandre Again

Accepted:

Terra Energy & Resource Technologies, Inc.

By:	/s/ Dmitry Vilbaum

Name: Dmitry Vilbaum

Title: Director